SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                              Biopsys Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0000906511
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 2 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Three Arch Partners, L.P. ("TAP")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          559,458  shares,  except that Three
           BENEFICIALLY                      Arch Management,  L.P. ("TAM"), the
          OWNED BY EACH                      general partner of TAP, and Messrs.
            REPORTING                        Wan,   Jaeger  and   Fogarty,   the
             PERSON                          general  partners  of  TAM,  may be
              WITH                           deemed to have shared power to vote
                                             these shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             559,458  shares,  except that Three
                                             Arch Management,  L.P. ("TAM"), the
                                             general partner of TAP, and Messrs.
                                             Wan,   Jaeger  and   Fogarty,   the
                                             general  partners  of  TAM,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           559,458
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          5.73%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 3 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Three Arch Associates, L.P. ("TAA")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          136,854  shares,  except that Three
           BENEFICIALLY                      Arch Management,  L.P. ("TAM"), the
          OWNED BY EACH                      general partner of TAA, and Messrs.
            REPORTING                        Wan,   Jaeger  and   Fogarty,   the
             PERSON                          general  partners  of  TAM,  may be
              WITH                           deemed to have shared power to vote
                                             these shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             136,854  shares,  except that Three
                                             Arch Management,  L.P. ("TAM"), the
                                             general partner of TAA, and Messrs.
                                             Wan,   Jaeger  and   Fogarty,   the
                                             general  partners  of  TAM,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           136,854
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          1.40%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 4 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Three Arch Management, L.P. ("TAM")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 shares.
           BENEFICIALLY
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        696,312  shares,  of which  559,458
             PERSON                          are  directly   owned  by  TAP  and
              WITH                           136,854 are directly  owned by TAA.
                                             TAM is the the  general  partner of
                                             TAP  and  TAA,  and  Messrs.   Wan,
                                             Jaeger  and  Fogarty,  the  general
                                             partners  of TAM,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             696,312  shares,  of which  559,458
                                             are  directly   owned  by  TAP  and
                                             136,854 are directly  owned by TAA.
                                             TAM is the the  general  partner of
                                             TAP  and  TAA,  and  Messrs.   Wan,
                                             Jaeger  and  Fogarty,  the  general
                                             partners  of TAM,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           696,312
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.13%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 5 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark Wan ("Wan")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          3,555 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        696,312  shares,  of which  559,458
             PERSON                          are  directly   owned  by  TAP  and
              WITH                           136,854 are directly  owned by TAA.
                                             Wan is a  general  partner  of TAM,
                                             the general partner of TAP and TAA,
                                             and may be  deemed  to have  shared
                                             power to vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,555 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             696,312  shares,  of which  559,458
                                             are  directly   owned  by  TAP  and
                                             136,854 are directly  owned by TAA.
                                             Wan is a  general  partner  of TAM,
                                             the general partner of TAP and TAA,
                                             and may be  deemed  to have  shared
                                             power to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           699,867
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.17%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 6 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Wilf Jaeger ("Jaeger")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Canada
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          3,390 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        696,312  shares,  of which  559,458
             PERSON                          are  directly   owned  by  TAP  and
              WITH                           136,854 are directly  owned by TAA.
                                             Jaeger is a general partner of TAM,
                                             the general partner of TAP and TAA,
                                             and may be  deemed  to have  shared
                                             power to vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,390 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             696,312  shares,  of which  559,458
                                             are  directly   owned  by  TAP  and
                                             136,854 are directly  owned by TAA.
                                             Jaeger is a general partner of TAM,
                                             the general partner of TAP and TAA,
                                             and may be  deemed  to have  shared
                                             power to dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           699,702
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.16%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 0000906511                  13 G                  Page 7 of 13 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Thomas Fogarty, M.D. ("Fogarty")
                     Tax ID Number:
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          615,361 shares,  of which 5,000 are
           BENEFICIALLY                      shares  issuable upon exercise of a
          OWNED BY EACH                      stock option.
            REPORTING              ---------------------------------------------
             PERSON                 6        SHARED VOTING POWER
              WITH                           696,312  shares,  of which  559,458
                                             are  directly   owned  by  TAP  and
                                             136,854 are directly  owned by TAA.
                                             Fogarty  is a  general  partner  of
                                             TAM, the general partner of TAP and
                                             TAA,  and  may be  deemed  to  have
                                             shared power to vote these shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             615,361 shares,  of which 5,000 are
                                             shares  issuable upon exercise of a
                                             stock option.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             696,312  shares,  of which  559,458
                                             are  directly   owned  by  TAP  and
                                             136,854 are directly  owned by TAA.
                                             Fogarty  is a  general  partner  of
                                             TAM, the general partner of TAP and
                                             TAA,  and  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,311,673
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.43%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Biopsys Medical , Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  3 Morgan
                  Irvine, CA  92618

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Three Arch Partners, L.P., a Delaware limited partnership ("TAP"), Three Arch Associates, L.P., a Delaware limited partnership ("TAA"), Three Arch Management, L.P., a Delaware limited partnership ("TAM"), Mark Wan ("Wan"), Wilf Jaeger ("Jaeger") and Thomas Fogarty, M.D. ("Fogarty"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons").

                  TAM is the general partner of TAP and TAA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TAP and TAA. Wan, Jaeger and Fogarty are the general partners of TAM and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TAP and TAA.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Three Arch Partners
                  2800 Sand Hill Road, Suite 270
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TAP, TAA and TAM are Delaware limited partnerships and Wan and Fogarty are United States citizens and Jaeger is a Canadian citizen..

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 0000906511

ITEM 3.           Not Applicable
                  --------------

                                                              Page 9 of 13 Pages




ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:



                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)      Number of shares as to which such person
                                    ----------------------------------------
                                    has:
                                    -----

                                             (i)      Sole  power  to vote or to
                                                      --------------------------
                                                      direct the vote:
                                                      ----------------

                                                      See  Row 5 of  cover  page
                                                      for each Reporting Person.

                                             (ii)     Shared power to vote or to
                                                      --------------------------
                                                      direct the vote:
                                                      ----------------

                                                      See  Row 6 of  cover  page
                                                      for each Reporting Person.

                                             (iii)    Sole power to dispose or
                                                      -------------------------
                                                      to direct the disposition
                                                      -------------------------
                                                      of:
                                                      ---

                                                      See  Row 7 of  cover  page
                                                      for each Reporting Person.

                                             (iv)     Shared power to dispose or
                                                      --------------------------
                                                      to direct the disposition
                                                      --------------------------
                                                      of:
                                                      ---

                                                      See  Row 8 of  cover  page
                                                      for each Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                   PERSON:
                  --------

                  Under certain circumstances set forth in the limited partnership agreements of TAP, TAA and TAM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


                                        /s/ Mark Wan
                                        ----------------------------------------
                                        Mark Wan,  individually and on behalf of
                                        TAP in his capacity as a general partner
                                        of TAM, the general  partner of TAP, and
                                        on  behalf of TAA in his  capacity  as a
                                        general  partner  of  TAM,  the  general
                                        partner of TAA,  and on behalf of TAM in
                                        his   capacity  as  a  general   partner
                                        thereof.



                                        /s/ Wilf Jaeger
                                        ----------------------------------------
                                        Wilf Jaeger



                                        /s/ Thomas Fogarty, M.D.
                                        ----------------------------------------
                                        Thomas Fogarty, M.D.

                                                             Page 12 of 13 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   13

                                                             Page 13 of 13 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Biopsys Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997



                                        /s/ Mark Wan
                                        ----------------------------------------
                                        Mark Wan,  individually and on behalf of
                                        TAP in his capacity as a general partner
                                        of TAM, the general  partner of TAP, and
                                        on  behalf of TAA in his  capacity  as a
                                        general  partner  of  TAM,  the  general
                                        partner of TAA,  and on behalf of TAM in
                                        his   capacity  as  a  general   partner
                                        thereof.



                                        /s/ Wilf Jaeger
                                        ----------------------------------------
                                        Wilf Jaeger



                                        /s/ Thomas Fogarty, M.D.
                                        ----------------------------------------
                                        Thomas Fogarty, M.D.